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                                                                    Exhibit 99.1

   Varco Announces Agreement to Acquire Oilfield Services Business of ICO Inc.

HOUSTON--(BUSINESS WIRE)--July 3, 2002--Varco International Inc. (NYSE: VRC) today announced that it has entered into a definitive purchase agreement with ICO Inc. (OTC: ICOC) to acquire substantially all of ICO's oilfield services business for approximately $136.7 million, plus the assumption of trade payables and certain other accrued operating expenses.

ICO Inc.'s oilfield services business provides inspection, coating and reconditioning of drillpipe, tubing, casing and sucker rods used in oil and gas operations. Additionally it sells and rents equipment and supplies used in the inspection of tubular goods and sucker rods.

Tubular goods used in the oilfield are often inspected to identify defects, which may lead to premature failure downhole, and are sometimes coated to prevent corrosion or improve flow characteristics. Sucker rods are used to connect downhole pumps with pump jacks at the surface, to lift oil out of the ground.

ICO's oilfield services business operates with approximately 900 employees throughout North America, Southeast Asia and England. The oilfield service business of ICO to be acquired in the transaction generated approximately $125 million in sales and $18 million in operating profit in its fiscal year ended Sept. 30, 2001.

"We look forward to closing this acquisition of a strong oilfield services franchise, which will strengthen Varco's Tuboscope worldwide tubular services business and enable us to provide better, more comprehensive service to our customers," noted George Boyadjieff, chairman and chief executive officer of Varco International Inc. "It will provide Tuboscope an entrance into the sucker rod market, and enable us to achieve better efficiencies and reduce costs in the combined operations." The Company stated that preliminary estimates of annual cost savings of approximately $6 million are expected to accrue as a result of the transaction.

Under the purchase agreement Varco will acquire the assets of ICO's oilfield services business in the U.S., Mexico, Southeast Asia and Europe and the stock of ICO's Canadian operating subsidiary. The final purchase price is subject to an adjustment for working capital changes in the business, and debt and cash levels of the acquired Canadian subsidiary. Closing of the transaction is subject to customary regulatory approvals.

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements are those that do not state historical facts and are inherently subject to risk and uncertainties. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others, obtaining requisite consents and approvals for the proposed transactions, the Company's ability to successfully integrate ICO's oilfield services business, risks associated with growth through acquisitions, general economic, financial and business conditions, and other factors discussed in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2001, under the caption "Factors Affecting Future Operating Results."

______________________
Contact:

     Varco International Inc., Houston
     Joe Winkler, 281/953-2000